Exhibit 10.1

January 30, 2007

Ian Halifax

[address]

Dear Ian:

I am pleased to extend an offer of employment to you for the position of Senior Vice President of Finance and Administration, Chief Financial Officer in our Alameda, CA office, reporting to Ken Klein. Your starting salary will be $350,000 annualized. You will also be eligible to participate in our annual incentive plan with a target payout of 50% of annual earned base salary based on achievement of company results. Your start date will be Monday, February 26, 2007; however, you will not be required to certify our 10-Q SEC filings for Q2 and Q3 of our fiscal year 2007.

Wind River provides a comprehensive benefits package for all employees. Your benefits will start on your date of hire. Included are company medical, dental, vision, life insurance, Section 125, 401(k), EAP and short and long-term disability plans. You will be entitled to not less than 15 vacation days each year (in addition to Wind River’s 11 holidays), subject to Wind River’s vacation accrual policy. You will be entitled to reimbursement for reasonable business expenses incurred by you in the performance of your duties for Wind River in accordance with Wind River’s business expense reimbursement policy.

Upon receipt of an itemized bill, Wind River will reimburse you (or directly pay) for your legal expenses incurred in connection with the review and negotiation of this letter and the agreements referenced herein in an amount not to exceed $10,000.

As a Vice President of Wind River Systems, you are considered an “Eligible Employee” under the Executive Officers’ Change of Control Incentive Plan (the “Change of Control Plan”) and the Vice Presidents’ Severance Benefits Plan (the “Severance Plan”). Additionally, in the event you are terminated without Cause or voluntarily terminate your employment within ninety (90) days after you learn of the occurrence of the event which forms the basis for your termination for Good Reason (both as defined herein) and such termination is not covered by the Change of Control Plan, then, subject to your entering into and not revoking a release of claims in substantially the same applicable form as attached to the Vice Presidents’ Severance Benefit Plan (the “Release”) you will receive the following severance benefits:

•	an amount equal to 12 months of your base salary as of your termination date plus an amount equal to one hundred percent (100%) of your actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, less required withholdings and deductions, payable commencing within ten (10) days after the effective date of the Release in equal monthly installments over the period of 12 months from your termination date;

•	12 months of additional credit towards the vesting and exercisability of all stock options then held by you, with such stock options remaining exercisable pursuant to the terms of the Company’s applicable compensatory stock plans and the corresponding award agreements.

Any severance benefits due to you under the Severance Plan shall be automatically reduced to the extent you receive the severance benefits set forth above.

For the purposes of this offer letter, “Cause” shall mean the occurrence of one or more of the following: (i) your willful and continued failure to perform the duties and responsibilities of your position after there has been delivered to you a written demand for performance from the CEO or Board of Directors (the “Board”) which describes the basis for the belief that you have not substantially performed your duties and provides you with 30 days to take corrective action; (ii) any act of personal dishonesty taken by you in connection with your responsibilities as an employee with the intention or reasonable expectation that such may result in your substantial personal enrichment; or (iii) your conviction of a felony which the CEO or Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business. Your physical or mental disability or death shall not constitute Cause hereunder.

For the purposes of this offer letter, “Good Reason” shall mean any one of the following events without your express written consent: (i) a reduction of your duties, title, authority, or responsibilities as Chief Financial Officer, relative to your duties, title, authority or responsibilities as in effect at the Measuring Time; (ii) a reduction by the Company in your base salary as in effect at the Measuring Time except for a one-time reduction, in an amount of up to 10%, that also is applied to substantially all of the Company’s other senior executives; (iii) a reduction by the Company in the aggregate level of employee benefits, including bonuses, to which you were entitled at the Measuring Time with the result that your aggregate benefits package is materially reduced; (iv) your relocation of Executive to a facility or location more than 35 miles from your location at the commencement of your employment; (v) a material breach by the Company of its obligations under this Agreement; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors; provided, however, that Good Reason shall not exist unless you provide the Company with written notice specifying the grounds for the purported Good Reason and such grounds are not cured within 30 days of the Company’s receipt of such notice. For purposes of the preceding sentence, “Measuring Time” means (i) immediately prior to the applicable reduction, or (ii) Executive’s commencement of employment.

Subject to approval by the Compensation Committee of the Board of Directors, you will also be granted, on the fifteenth business day in the month following your first day of employment, an option to purchase 425,000 shares of Wind River Common Stock in accordance with our stock option grant procedures. This option will vest as follows: 25% of the shares subject to the option shall vest after 12 months of service. Thereafter, your option will vest at a rate of  1/48th of the total grant on your monthly anniversary date for the following three years, subject to your continued service. The term of this option is seven years. Further details of your option will be contained in your option agreement, which you will receive shortly after the grant date, for your review, signature and return.

All Wind River employees work by an employment-at-will understanding. This means that either you or Wind River may terminate the employment relationship at any time, with or without notice and with or without cause or reason. As with any employment, we must ask that you bring proper documentation showing that you are eligible to work in the United States. Please provide us with this documentation on your first day of work.

Ian, I think you can see that Wind River is a unique company. Our success is derived from the people who work here. All who have met you believe that you can make an important personal contribution to Wind River’s future. If this offer is acceptable to you, please sign and return via fax one copy of this letter and the Invention Assignment and Proprietary Information Agreement to me. Please call me if you have any questions.

Sincerely,

/s/ Jeff Loehr
Jeff Loehr
Vice President, Human Resources

I accept Wind River’s offer of employment.

/s/ Ian Halifax	January 31, 2007
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